UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1 Par Value	MTOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2020, Meritor, Inc. (the “Company”) decreased the base salary of each of its named executive officers to address the impacts of the novel coronavirus (COVID-19) pandemic. Effective April 1, 2020, the base salaries of the Company’s named executive officers will be reduced by the following percentages:

Jeffrey A. Craig, Chief Executive Officer and President	60%
Carl D. Anderson II, Senior Vice President and Chief Financial Officer	50%
Timothy J. Heffron, Senior Vice President, Human Resources and Chief Information Officer	50%
Joseph A. Plomin, Senior Vice President and President, Aftermarket, Industrial and Trailer	50%
Chris Villavarayan, Executive Vice President and Chief Operating Officer	50%

The target bonus award and the performance targets for fiscal year 2020 under the Company’s Incentive Compensation Plan and the long-term incentive target for the three-year performance period of fiscal 2020 to 2022 established pursuant to the Company’s 2020 Long-Term Incentive Plan for each named executive officer remain unchanged.

Item 7.01 Regulation FD Disclosure.

On March 25, 2020, the Company issued a press release announcing that it has or will suspend manufacturing in most of its global operations on a temporary basis due to market conditions and matters associated with the coronavirus pandemic and has implemented actions to address the related financial impacts. In addition to the officer compensation actions described above, the Company is also reducing the retainer fees paid to non-employee directors by 60% and reducing the base salary for each of its salaried employees in the United States and Canada by 40-50%. The Company expects these reductions to be temporary and will be reinstated as conditions allow.

Given uncertainties in the global economy due to the coronavirus pandemic, the Company is also suspending activity under its share repurchase program and is withdrawing its 2020 financial guidance that was provided on January 30, 2020. The Company will provide an update on its full fiscal year outlook when it announces its second fiscal quarter results.

Based on its current planning assumptions, the Company expects that these aggressive cost reduction actions will help position the Company to manage cash flow from operations in a range of negative $25 million to break-even in the third fiscal quarter, excluding the one-time impact from receivable factoring programs that the Company estimates to be approximately a $150 million use of cash in the third fiscal quarter.

The Company’s current planning assumptions consider that its fiscal third quarter production is suspended for a period of time, resuming in two to six weeks on a staggered basis in North America, Europe, India and Brazil. The Company anticipates production will come back on-line at a lower run-rate than before the shutdown.

As of March 24, 2020, the Company has overall liquidity of $791 million, comprised of approximately $470 million in cash on hand and approximately $321 million in undrawn commitments on its revolving credit facility. Additionally, the Company currently remains in full compliance with its covenants under its revolving credit facility. The Company also expects to maintain compliance with all covenants throughout the fiscal year, considering expected significantly lower production volumes. The Company expects cash balances on hand and cost reduction actions to provide sufficient liquidity to manage the business during this uncertainty.

The Company’s press release announcing these actions is attached hereto as Exhibit 99-a and incorporated herein by reference.

The information furnished under Item 7.01 in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This Current Report on Form 8-K contains statements relating to future results of the Company (including certain outlooks, projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the novel coronavirus (COVID-19) outbreak and its effects on the Company’s markets, operations and financial results; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2019 and from time to time in other filings of the Company with the SEC. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99-a	Press Release of Meritor, Inc., dated March 25, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: March 25, 2020	By:	/s/ Scott M. Confer
Scott M. Confer
Interim Chief Legal Officer and Corporate
Secretary